UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under §240.14a-12

THE WASHINGTON POST COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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1150 15TH STREET, NW  |  WASHINGTON, DC 20071  |  (202) 334-6000

March 23, 2011

TO OUR SHAREHOLDERS:

You are cordially invited to the Company’s 2011 Annual Meeting of Shareholders, which will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 12, 2011, at 9:00 a.m.

At the meeting, there will be a report on the Company’s activities and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2010 and on how frequently to vote to approve such compensation in the future.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

THE WASHINGTON POST COMPANY

Notice of Annual Meeting of Shareholders — May 12, 2011

The Annual Meeting of Shareholders of The Washington Post Company will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 12, 2011, at 9:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to approve the compensation paid in 2010 to the named executive officers of the Company.

3.	For the Class A Shareholders, on an advisory basis, to vote on how frequently such votes on compensation should occur in the future.

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 23, 2011

Washington, DC

THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 23, 2011

This Proxy Statement contains information relating to the 2011 Annual Meeting of Shareholders of The Washington Post Company (the “Company”) to be held at the Company’s headquarters, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 12, 2011, at 9:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2011 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 23, 2011. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2011. This Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:            You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2010 and on how frequently the Class A Shareholders should vote on such compensation in the future. In accordance with SEC rules, these votes are advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:	What are the voting recommendations of the Board?

A:            The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the compensation of its named executive officers, and recommends that such shareholder advisory vote be considered by the Class A Shareholders on an annual basis.

Q:	Will any other matters be voted on?

A:            We are not aware of any matters to be voted on other than the election of Directors, the Class A Shareholder advisory vote on compensation paid in 2010 to the Company’s named executive officers and the Class A Shareholder advisory vote on how frequently Class A Shareholders should vote on such compensation in the future. If any other matter is properly brought before the Meeting, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?

A:            There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;
•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card; or
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder and do not indicate your voting preferences, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors.

If you are a Class A Shareholder and do not indicate your voting preferences, the foregoing persons, acting as your proxies, will vote your shares in favor of the applicable nominated Directors, for approval of the compensation paid in 2010 to the Company’s named executive officers and for an annual Class A Shareholder advisory vote on compensation paid to the Company’s named executive officers.

Q:	Who can vote?

A:            You can vote if you were a shareholder of record as of the close of business on March 7, 2011 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Approval of 2010 Compensation Awarded to Named Executive Officers, and Proposal 3: Determine Frequency of Shareholder Advisory Vote Regarding Compensation Awarded to Named Executive Officers. If you are a Class B Shareholder, you are entitled to vote on Proposal 1: Election of Directors, but you are not entitled to vote on Proposals 2 and 3.

Q:	Can I change my vote?

A:            Yes. You can change your vote or revoke your Proxy at any time before the Meeting by:

•	Entering a new vote by Internet or telephone;
•	Returning a later-dated Proxy card; or
•	Voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q:	What vote is required to approve a proposal?

A:            Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While the proposal to approve the 2010 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting. The proposal to determine the frequency of such shareholder advisory votes in the future by Class A Shareholders is also an advisory and non-binding vote, and the Company will deem Class A Shareholders to have selected the frequency that receives the plurality of the votes cast by Class A Shareholders present or represented at the Meeting. The Compensation Committee will then consider the outcomes of these votes, along with other relevant factors, in evaluating the Company’s executive compensation program and in recommending a voting frequency to the Board of Directors.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have no impact on the voting results for the proposal to determine the frequency of future Class A Shareholder advisory votes on compensation. Abstentions will have the effect of a vote against the proposal to approve the 2010 compensation awarded to the Company’s named executive officers. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	Who will count the vote?

A:            Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:	Who can attend the Annual Meeting?

A:            All shareholders of record as of the close of business on March 7, 2011, can attend.

Q:	What do I need to do to attend the Annual Meeting?

A:            To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q:	Can I bring a guest?

A:            No. The Meeting is for shareholders only.

Q:	What is the quorum requirement of the Meeting?

A:            A majority of the outstanding shares on March 7, 2011, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 7, 2011, there were 1,240,883 shares of Class A Common Stock and 6,878,438 shares of Class B Common Stock outstanding and entitled to vote.

Q:	Who is soliciting Proxies?

A:            Solicitation of Proxies will be made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:	When are the shareholder proposals due for the 2012 Annual Meeting?

A:            Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 20, 2011, and addressed to the Secretary of the Company at 1150 15th Street, NW, Washington, DC 20071.

Holders of Class B Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been, and will not be, included in the Company’s Proxy materials for the Annual Meeting.

Q:	What other information about The Washington Post Company is available?

A:            The following information is available:

•

The Company maintains on its Internet website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Company’s Corporate Governance Guidelines, the Code of Business Conduct, Statement of Ethical Principles, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q:	Can I receive materials relating to the Annual Shareholder Meeting electronically?

A:            To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors) both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ experience encompasses the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. All of the Directors have held senior positions as leaders of complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at these companies or institutions, as well as at The Washington Post Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of the Directors.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 64, became the 19th President of Columbia University in June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is Chairman of the Board of the Federal Reserve Bank of New York and a Trustee of the Kresge Foundation. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and press. He was elected a Director of the Company in May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s Higher Education business segment and other education-related initiatives, but also reflects his commitment to principles — notably freedom of speech and press — that are the foundation of the Company’s businesses. In his role as a Director, and now Chairman, of the Federal Reserve Bank of New York, Mr. Bollinger has also gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Barry Diller

Mr. Diller, age 69, is Chairman and Senior Executive of IAC/InterActiveCorp and Chairman and Senior Executive of Expedia, Inc. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation Committees of the Board. Prior to his service at IAC/InterActiveCorp (and its predecessor companies), which commenced in August 1995, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From October 1984 to April 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller previously served as Chairman and Chief Executive Officer of IAC/InterActiveCorp (and its predecessor companies) from August 1995 through December 1, 2010. Mr. Diller also previously served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as non-executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He is currently a Director of The Coca-Cola Company and Conservation International, as well as The Newsweek/Daily Beast Company LLC, a private company. He also is a member of the Board of Trustees of New York University, a member of the Board of Councilors of the University of Southern California’s School of Cinema-Television and a member of the Council on Foreign Relations. Mr. Diller’s experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital transformation of the media industry, are of particular relevance to the Company’s business strategy. Mr. Diller’s significant experience across a variety of media and in the design, execution and oversight of new-media initiatives, as well as the distribution and monetization of Internet traffic across multiple advertising models, brings a vital perspective to the Board’s deliberations about the Company’s outlook and plans. As a Director of other public companies, Mr. Diller also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Thomas S. Gayner

Mr. Gayner, age 49, is President and Chief Investment Officer of Markel Corporation, a publicly traded insurance holding company headquartered in Glen Allen, Virginia. Mr. Gayner was elected a Director of the Company in January 2007 and is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he had been a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, The Davis Funds and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 65, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 58.3% of the outstanding Class A

Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 27.0% of such stock, Mr. Graham effectively votes a total of 85.3% of the Class A shares. Mr. Graham is a Trustee of the Federal City Council and the Philip L. Graham Fund. He serves as Chairman and a Director of the DC College Access Program and as a Director of The Summit Fund of Washington, the College Success Foundation, KIPP-DC and Facebook, where he is also a member of the Compensation Committee. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses, as well as the Company’s historic role in journalistic enterprise and the promotion of the core values of freedom of the press and journalistic integrity. Mr. Graham is the uncle of Ms. Weymouth.

Ronald L. Olson

Mr. Olson, age 69, has been since 1970 a partner in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms that were retained by a subsidiary of the Company in 2010 and which may again be retained in 2011. He became a Director of the Company in September 2003. Mr. Olson is a Director of Berkshire Hathaway Inc., Edison International, and City National Corporation and is a Trustee for Western Asset Funds. He is a Director and serves on the Audit Committee of the non-profit RAND Corporation and is a Director of a number of other non-profit organizations, including the California Institute of Technology and the Mayo Clinic. As a partner of a major law firm specializing in corporate and financial matters, Mr. Olson has significant experience in financial, transactional, litigation and compliance matters involving public companies in the United States, as well as public policy challenges facing companies with global operations. As a Director of other public companies and as an advisor to public company Boards of Directors, Mr. Olson also has experience in governance matters affecting organizations of comparable size and scope as the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 58, retired from General Motors Corporation (GM) in August 2009 after a 32-year career. He became a Director of the Company in June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations, Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing, and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is Vice Chair of the Board of Trustees of Duke University and a member of the Board of Dean’s Advisors of the Harvard Business School, Duke’s Fuqua School of Business Advisory Board and the Detroit Country Day School Board. He is a member of The Business Council and the Mayor of Shanghai’s International Business Leaders Advisory Council. Through his leadership roles at GM, Mr. Wagoner has significant experience with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 44, is Chief Executive Officer of Washington Post Media, a unit of The Washington Post Company that includes The Washington Post, Express and El Tiempo Latino, and Publisher of The Washington Post. She was named to both positions in February 2008.

Ms. Weymouth became a Director of the Company in September 2010. She has held many positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of advertising sales and Vice President of advertising. Prior to that, Ms. Weymouth served as Assistant Counsel of The Washington Post and Associate Counsel of Washingtonpost.Newsweek Interactive (WPNI), then the online publishing subsidiary of The Washington Post Company. She serves as a Director of both The Associated Press and The American Press Institute. Ms. Weymouth’s various roles within the Company give her extensive background in the media business in both operational and oversight roles, and her current position gives her an important perspective on the Company’s commitment to quality journalism and overall media strategy. Ms. Weymouth is the niece of Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 45, is Chairman of Davis Selected Advisers, Inc., an investment counseling firm. He became a Director of the Company in January 2006 and is a member of the Audit and Finance Committees of the Board. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several nonprofit organizations.

John L. Dotson Jr.

Mr. Dotson, age 74, is Publisher Emeritus of the Beacon Journal (Akron, Ohio) where, prior to his retirement in 2001, he had been President and Publisher. He became a Director of the Company in July 2001 and is a member of the Compensation and Audit Committees of the Board. Mr. Dotson is a Co-Founder of the Maynard Institute for Journalism Education and serves on the John Chancellor Awards Board, as well as the Board of the Journalism School at the University of North Carolina at Chapel Hill. Mr. Dotson’s journalistic experience, which spans both operational and oversight roles, and his deep knowledge of media are directly relevant to the Company’s newspaper and other media businesses. His experience, particularly his work at the Maynard Institute and on the Pulitzer Prize Board of Directors, reflects his commitment to expanding diversity in the newspaper industry and fostering quality journalism. Mr. Dotson also has finance and compliance experience.

Anne M. Mulcahy

Mrs. Mulcahy, age 58, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy was elected a Director of the Company in January 2008 and is Chairman of the Compensation Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Target Corporation, Johnson & Johnson and the non-profit organization Save the Children, where she serves as Board Chairman. Mrs. Mulcahy was a Director of Citigroup, Inc., until May 2010. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Board Committees

The standing committees of the Board include the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 13), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Christopher C. Davis, John L. Dotson Jr., Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K. In addition, the Board has determined that all of the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2010.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing the compensation of the Company’s Chief Executive Officer; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $300,000 or more per year; all incentive compensation awards and all other bonuses, other than sales bonuses, of $75,000 or more for employees of all business units, including Corporate; and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Anne M. Mulcahy (Chairman) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, “independent” Directors within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee held five meetings in 2010.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and disposition of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Warren E. Buffett (Chairman), Christopher C. Davis, Barry Diller, Thomas S. Gayner and Donald E. Graham serve on the Finance Committee. Effective following the Meeting, Mr. Davis will serve as Chairman of the Finance Committee.

The Finance Committee held one meeting in 2010.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Warren E. Buffett and Donald E. Graham (Chairman) serve on the Executive Committee. Effective following the Meeting, Christopher C. Davis, Barry Diller, Ronald L. Olson and Anne M. Mulcahy will serve on the Executive Committee. Mr. Graham will continue to serve as Chairman.

The Executive Committee held four meetings in 2010.

Meeting Attendance

The Board held a total of five meetings in 2010. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, two Directors attended the 2010 Annual Meeting of Shareholders.

Director Compensation

Annual Payments. During 2010, non-employee Directors received the following:

•	$70,000 as a retainer and
•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chairman of a Board committee received an additional $5,000. Members of the Audit Committee also received an additional $10,000 annually for their service on that committee. Employee Directors received no additional compensation for serving on the Board.

The total 2010 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Lee C. Bollinger	$70,000	–	–	$70,000
Warren E. Buffett	75,000	–	–	75,000
Christopher C. Davis	80,000	–	–	80,000
Barry Diller	70,000	–	–	70,000
John L. Dotson Jr.	80,000	–	–	80,000
Melinda F. Gates[1]	70,000	–	–	70,000
Thomas S. Gayner	85,000	–	–	85,000
Anne M. Mulcahy	71,250	–	–	71,250
Ronald L. Olson	73,750	–	–	73,750
G. Richard Wagoner, Jr.	37,500	–	–	37,500

(1)	Melinda F. Gates stepped down from the Company’s Board of Directors following the November 2010 meeting.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. The Plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable upon separation of service or such other future date as specified by the participant at the time of election. The Company does not provide stock awards, option awards or other non-equity compensation to Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given its ownership structure. Notwithstanding the fact that as a “controlled company” the Company is not required to have a Board of Directors comprised of a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Warren E. Buffett, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Thomas S. Gayner, Anne M. Mulcahy, Ronald L. Olson and G. Richard Wagoner, Jr. (who together constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Warren E. Buffett as lead Director and has authorized him to preside at the executive sessions. As Mr. Buffett has announced his retirement and will not be standing for election to the Board this year, the Board has appointed Christopher C. Davis as lead Director, effective following the Meeting. The non-management Directors met in executive session in November 2010 and expect to meet in executive session in 2011 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, John L. Dotson Jr., Anne M. Mulcahy and Ronald L. Olson served as members of the Compensation Committee in 2010. No member of the Compensation Committee has ever been an employee of the Company. Ronald L. Olson, former Chairman of the Compensation Committee, is a partner in the law firm of Munger, Tolles & Olson LLP (“Munger, Tolles”). Munger, Tolles provides legal services to Kaplan, Inc. (“Kaplan”). In 2010, Kaplan paid approximately $57,673 to Munger, Tolles in legal fees and associated costs.

Board Leadership Structure and Role in Risk Oversight

Donald E. Graham serves as Chairman of the Board of the Company as well as Chief Executive Officer of the Company. The Board of Directors believes that Mr. Graham’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company. This structure is appropriate, given the significant shareholdings in the Company of Mr. Graham and the Graham family, and also serves other purposes. Mr. Graham possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that focus on matters that merit Board attention. At his request, Mr. Graham has not received a raise in his annual salary nor received an annual bonus in 20 years in his current non-Board roles and receives no compensation as a member of the Board. Because his shareholdings represent his main financial interest in the Company, the Board believes that Mr. Graham’s interests are well aligned with those of shareholders and that his dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders.

While as a “controlled company” the Company is not legally required to have a majority of independent Directors, the majority of the Board is in fact comprised of independent Directors who act as an effective counterbalance to Mr. Graham in his dual role. The Board also appoints a lead independent Director. Since 2003, Warren E. Buffett has served in this capacity, and, effective following the Meeting, Christopher C. Davis will become the lead independent Director. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. Graham in reviewing key operational and other matters and to act as a liaison between Mr. Graham and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level compliance committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports periodically on certain matters relating to the Company’s public disclosures directly to the Audit Committee.

Other Matters Concerning Directors

On January 20, 2011, the Company announced the retirement of Warren E. Buffett from the Board of Directors. Mr. Buffett is thus not a candidate for re-election to the Board of Directors, but will serve until the expiration of his term in May 2011. Mr. Buffett, age 80, has been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company) for more than 40 years. He was elected a Director of The Washington Post Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead Director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Global Compliance Services, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at www.compliance-helpline.com/WashPostCo.jsp.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2011, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Name and Address of Beneficial Owner	Shares (%)
	Class A Stock	Class B Stock*
Donald E. Graham (a)(g)	1,181,137 (95.2%)	2,974,292 (36.5%)
1150 15th Street, NW
Washington, DC
William W. Graham (b)(g)	137,269 (11.1%)	**
11661 San Vincente Boulevard, Suite 401
Los Angeles, CA
Stephen M. Graham (c)(g)	159,442 (12.8%)	**
18 East 78th Street
New York, NY
Elizabeth G. Weymouth (d)(g)	352,457 (28.4%)	**
95 Morton Street, 4th Floor
New York, NY
George J. Gillespie III (e)(g)	235,884 (19.0%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (f)(g)	769,473 (62.0%)	**
825 Eighth Avenue
New York, NY
Berkshire Hathaway Inc. (h)	–	1,727,765 (21.2%)
1440 Kiewit Plaza
Omaha, NE
Southeastern Asset Management (i)	–	388,301 (5.4%)
6410 Poplar Avenue, Suite 900
Memphis, TN
Manning & Napier Advisors, Inc. (j)	–	418,685 (5.8%)
290 Woodcliff Drive
Fairport, NY

*

The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,240,883 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned, with the exception of Southeastern Asset Management and Manning & Napier Advisors, Inc. The percentage calculations for Southeastern Asset Management and Manning & Napier Advisors, Inc. do not include the conversion of Class A shares to Class B shares.

**	Less than 5%.

(Footnotes continued on following page.)

(a)

According to information as of February 1, 2011, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 981,137 (79.1%) shares; and shared investment power, 981,137 (79.1%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,731,365 (21.1%) shares; shared voting and investment power 61,790 (<1%) shares; and 1,181,137 (14.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)

According to information as of February 1, 2011, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 41,269 (3.3%) shares. In addition, Mr. William Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 96,000 (7.7%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(c)

According to information as of February 1, 2011, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 42,783 (3.4%) shares; and shared investment power, 42,783 (3.4%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 116,659 (9.4%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(d)

According to information as of February 1, 2011, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 30,126 (2.4%) shares; and shared voting and investment power, 252,706 (20.4%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 69,625 (5.6%) shares of Class A Stock.

Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 10,500 (<1%) shares; shared voting and investment power, 89,592 (<1%) shares; and 352,457 (4.3%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth.

(e)

According to information as of February 1, 2011, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 235,884 (19.0%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 91,321 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, are less than 5%.

(f)

According to information as of February 1, 2011, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 769,473 (62.0%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 37,946 (<1%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 769,473 (9.4%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(g)

According to information as of February 1, 2011, and available to the Company, Mr. Donald Graham, Mrs. Weymouth and Mr. Gillespie share voting and investment power over 219,684 (17.7%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 663,199 (53.4%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 30,469 (2.5%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 29,363 (2.4%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 13,420 (1.1%) shares of Class A Stock.

(h)

According to information as of February 1, 2011, and available to the Company, Berkshire is the beneficial owner of 1,727,765 (21.2%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett owns approximately 23.3% of the aggregate economic interest of Berkshire Class A and Class B common stock, and Mr. Buffett may be deemed to be in control of Berkshire under federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017, Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares at his discretion.

(i)

According to information based on an amended Schedule 13G filing by Southeastern Asset Management (“Southeastern Asset”) on February 7, 2011, Southeastern Asset was deemed to be the beneficial owner of 388,301 (5.4%) shares of Class B Stock. Southeastern Asset has sole voting power over 95,115 (1.3%) shares of Class B Stock and sole dispositive power over 99,301 (1.4%) shares of Class B Stock.

(j)

According to information based on a Schedule 13G filing by Manning & Napier Advisors, Inc. (“Manning & Napier) on February 11. 2011, Manning & Napier was deemed to be the beneficial owner of 418,685 (5.8%) shares of Class B Stock. Manning & Napier has sole voting power over 274,205 (4.0%) shares of Class B Stock and sole dispositive power over 418,685 (5.8%) shares of Class B Stock.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2011, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B (a)
Lee C. Bollinger¯	–	–
Christopher C. Davis¯	–	5,000(b)
Barry Diller¯	–	1,000(b)
John L. Dotson Jr.¯	–	100(b)
Thomas S. Gayner¯(c)	–	5,300(b)
Donald E. Graham¯+(d)	1,181,137 (95.2%)	2,974,292 (36.3%)
Boisfeuillet Jones, Jr.+(e)	–	8,609.58(b)
Hal S. Jones+(f)	–	3,975(b)
Ann L. McDaniel+(g)	–	5,281(b)
Anne M. Mulcahy¯	–	–
Ronald L. Olson¯	–	–
Gerald M. Rosberg+(h)	–	4,525(b)
G. Richard Wagoner, Jr.¯(i)	–	1,000(b)
Katharine Weymouth¯(j)	–	11,200(b)
All Directors and executive officers as a group, eliminating duplications(k) (16 individuals)	1,181,137 (95.2%)	3,025,282.58 (37.1%)

*	Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

(a)	Includes 1,240,883 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b)	Less than 1%.

(c)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(d)	See Table of “Principal Holders of Stock” on page 16.

(e)	Includes 2,000 shares Mr. B. Jones has the right to purchase, pursuant to stock options, and 4,990.58 shares held indirectly through a revocable trust.

(f)	Includes 2,500 shares Mr. H. Jones has the right to purchase, pursuant to stock options.

(g)	Includes 3,000 shares Ms. McDaniel has the right to purchase, pursuant to stock options, and 81 shares held in a trust for the benefit of relatives.

(h)	Includes 500 shares Mr. Rosberg has the right to purchase, pursuant to stock options.

(i)	Shares are held in a revocable trust.

(j)	Includes 3,500 shares Ms. Weymouth has the right to purchase, pursuant to stock options.

(k)

Includes 13,500 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan. It does not include 40,958 shares of Class B Stock held as of February 1, 2011, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

¯	Director.

+	Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Stock.

During the fiscal year ended January 2, 2011, the Company reports the following deficiencies in its Section 16(a) reporting requirements: stock options granted to Director Katharine Weymouth and to Senior Vice President and Chief Financial Officer Hal Jones on December 7, 2010, were not reported until December 13, 2010; a family trust transaction for Donald E. Graham, Chief Executive Officer and Chairman of the Board, on November 5, 2010, was not reported until December 17, 2010; and a forfeiture of performance-based stock options for Senior Vice President Ann L. McDaniel that occurred on September 30, 2010, was not reported until January 7, 2011. To the Company’s knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, all other applicable Section 16(a) filing requirements were met.

PROPOSAL 2: APPROVAL OF 2010 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by SEC rules, the Company is seeking an advisory, non-binding shareholder vote with respect to compensation awarded to its named executive officers for 2010 from its Class A Shareholders. The Company’s executive compensation program and compensation paid to its named executive officers are described on pages 20-33 of this Proxy. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Resolved, that the compensation paid to the Company’s named executive officers for 2010, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy, is hereby APPROVED.

The Board of Directors recommends that Class A Shareholders vote FOR the approval of the foregoing resolution.

PROPOSAL 3: DETERMINE FREQUENCY OF SHAREHOLDER ADVISORY VOTE REGARDING COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by SEC rules, the Company is seeking an advisory, non-binding shareholder vote about how often it should present the Class A Shareholders with the opportunity to vote on compensation awarded to its named executive officers. If you are a Class A Shareholder, you may elect to have the vote held annually, every two years or every three years, or you may abstain. The Company recommends an annual vote, but Class A Shareholders are not voting to approve or disapprove of that recommendation. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in recommending a voting frequency to the Board of Directors.

The Board of Directors recommends that Class A Shareholders vote FOR an ANNUAL shareholder advisory vote on compensation awarded to its named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy — a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which was chaired by Ronald L. Olson through September 2010 and is now chaired by Anne M. Mulcahy and includes Lee C. Bollinger, Barry Diller and John L. Dotson Jr., seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies in the education and media industries with comparable revenue. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $300,000 in salary, is fair, reasonable and based on performance goals established to increase value for Shareholders by facilitating the long-term growth of the Company. The Committee considers both short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial-year results. Some of these plans reward with cash, and others reward with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation or between long-term and current compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal; however, the Company has historically favored cash compensation over non-cash compensation. Management and the Committee believe that cash incentives provide more targeted rewards for specific performance.

All named executive officers, except Donald E. Graham, Chairman of the Board and Chief Executive Officer, receive an annual salary and restricted stock awards every other year and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. They also receive the benefits of the Supplemental Executive Retirement Plan (the “SERP”). Mr. Graham receives an annual salary and participates in the Performance Unit Plans and the defined benefit portion of the SERP as described below.

Compensation Committee Charter

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To meet this responsibility, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor, should he be disabled or unable to perform his duties for an extended period of time and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any consultant for such purpose in 2010. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2010, the Committee met five times. Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Senior Vice President and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Andrew Rosen attended two meetings to answer detailed questions from the Compensation Committee regarding Kaplan compensation plans. Representatives of Goldman, Sachs & Co. joined another session to assist the Committee in estimating the fair value of Kaplan. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.washpostco.com.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers of the Company, except those perquisites under $200,000 per named executive officer that may be approved by the Chief Executive Officer. The Committee also approves the compensation of all employees earning annual salaries of $300,000 or more and bonuses of $75,000 or more.

Except for awards involving themselves, Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation, based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received a raise in his annual salary in 20 years, nor has he received an annual bonus. He stopped accepting grants of Restricted Stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee. The Chief Executive Officer and the Committee use the same performance-based criteria to set Ms. McDaniel’s compensation as they do for all other named executive officers and other senior staff. Ms. McDaniel is asked to leave the Committee meetings when her performance is discussed.

Setting Executive Compensation

To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements, which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Elements of Compensation

The compensation package offered by the Company to its executive officers consists of the following components:

•	Competitive base salary;
•	Short-term incentive compensation in the form of performance-based annual bonuses;
•	Long-term incentive compensation, typically based on performance over three to four years;
•	Long-term equity-based incentive compensation in the form of restricted stock and stock options;
•	Perquisites; and
•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. In 2010, the Committee reviewed data from Towers Watson surveys of U.S. General Industry and Media executives and the Equilar Top 25 Survey. The Company compares its management salaries to those of companies in similar industries and with comparable revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies, but does not target its executives’ compensation at a certain level or percentage based upon other companies’ arrangements. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Mr. Graham in 2010, the Committee took into account a comparison of base salaries paid to chief executive officers of peer education and media companies, the Company’s results in 2009 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies, including other prominent media companies such as The New York Times Company and Gannett Co., Inc.; and publicly held education companies, including Apollo Group, Inc., DeVry, Inc., Strayer Education, Inc., and Corinthian Colleges, Inc. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A Shareholders of the Company adopted in December 1981 the Long-Term Incentive Compensation Plan, the predecessor plan to the Incentive Compensation Plan now in place. In 2001, the Annual Compensation Plan, originally approved by the Class A Shareholders in February 1974, was combined with the Long-Term Incentive Compensation Plan to create the Incentive Compensation Plan (the “Plan”). The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 201 employees of the Company who are participants under the Plan and receive annual bonus awards, hold restricted stock and/or hold grants of Performance Units. In addition, the Company has a Stock Option Plan. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs. The elements of compensation relating to Newsweek are no longer applicable after the Company’s sale of Newsweek magazine in the third quarter of 2010.

Annual Bonuses

The Plan calls for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2010 target percentage for each of the named executive officers was as follows: Mr. B. Jones, 30%; Mr. H. Jones, 50%; Mr. Rosberg, 40%; and Ms. McDaniel, 100% (to reflect additional responsibilities relating to the management and sale of Newsweek). Mr. Graham has asked the Committee not to grant him an annual bonus award.

In 2010, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Management and the Committee believe that they have designed the targets to be challenging, but achievable. Over the past five years, the Company has achieved its financial goals and paid out at target or above in the bonus portion of the Plan, except for 2007 and 2008. In 2007 and 2008, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain items. In 2010, the Company exceeded 100% of its earnings per share goal of $25.38, as adjusted to exclude certain items based upon the annual formula. For 2010, the maximum amount that could have been awarded under the Plan was $180.2 million; the amount actually awarded was $22.8 million to 97 executives throughout the Company, including the named executive officers.

In 2010, the Company achieved approximately 133% of the diluted earnings per share goal of $25.38, as adjusted. In setting that goal, the Compensation Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2010 annual budget, which was used as the basis for determining the per share goal of $25.38. Specifically, these adjustments included additions for unbudgeted pension charges and unbudgeted acquisitions and divestitures, offset by credits for unbudgeted foreign exchange gains and a Kaplan stock compensation expense budget variance. These adjustments, totaling $2.74 in diluted earnings per share net additions, were made pursuant to the established annual formula.

Taking into account these adjustments, the Company’s diluted earnings per share as adjusted for purposes of the bonus determination was $33.78, compared to reported diluted earnings per share of $31.04 and a diluted earnings per share goal of $25.38. As a result, the annual bonus payout was approximately 172% of target, based on the established annual formula.

Restricted Stock

No target stock ownership level exists for the named executive officers, but to align the interests of Shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee.

Performance Units

To highlight specific long-term financial goals, the Plan provides for Performance Unit Plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging but achievable. In two of the past four award cycles, the Company exceeded its goals and paid out above target. In the 2001–2004 and 2005-2008 award cycles, the targeted performance goals were not met, and the plan paid out below target. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit, and the payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula at the start of the cycle. At the end of the cycle, the unit value is calculated based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Compensation Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

Awards under the 2007–2010 and the 2009–2012 cycles are based on a two-pronged formula. The formula consists of an average of the value of the performance units allocable to performance of Washington Post

Media (the “Post”), Newsweek, Cable ONE, Inc. (“Cable ONE”) and Post–Newsweek Stations, Inc. (“PNS”) (65%) plus an amount based on Kaplan’s achievement of operating income goals (35%). Washington Post Media is comprised of several of the Company’s publishing operations, including: The Washington Post; washingtonpost.com; Express, a free weekday tabloid newspaper; and El Tiempo Latino, a weekly Spanish-language newspaper. The Committee selected these targets because they reflected the key priorities for the Company on the grant date for the applicable time periods. The value of Performance Units in the 2007–2010 and 2009–2012 cycles are determined at the conclusion of those cycles based on the performance criteria described below.

The performance measures used in the formula at the Post under the 2007–2010 cycle are an absolute dollar improvement in operating income and circulation, as compared with a five-member peer group for the four-year period. If the Post’s dollar improvement exceeds that of all of its peers, the maximum payout value of $200 per unit is attained. If the Post is in second place relative to its peers, the value of a performance unit is $150 per unit. If the Post performs better than average (i.e., better than two of the five peer newspapers and roughly in the middle of its peer group), the value of a performance unit is $50 per unit. Also, if the Post’s circulation exceeds that of all its peers, a payout value of $30 is attained. For the 2007-2010 cycle, the Post’s dollar improvement ranked below that of its peers and its circulation ranked first among its peers, resulting in a payout value of $30 per unit. The performance measures used in the formula at the Post under the 2009–2012 cycle are based on operating results and, under certain circumstances, the financial performance relative to its peer group. If the Post breaks even or shows a profit in operating income in 2011 and 2012, the value of each Performance Unit will be $200 per unit. If the Post breaks even or shows a profit in one of the two years 2011 or 2012, the value of each Performance Unit will be $100 per unit. If the Post fails to break even but shows material improvement in operating income in 2010, 2011 and 2012 and outperforms its peer group in each of those years, the payout will be $50 per unit. In all cases, the performance measure of operating income excludes pension expense.

The performance measure used in the formula for Cable ONE for both the 2007–2010 and 2009–2012 cycles is cumulative free cash flow relative to a target amount. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuation of performance units, based on this measure, is as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
91%	$15
Less than 91%	$0

For the 2007-2010 cycle, performance units at Cable ONE were valued at $200 per unit.

The performance measure used for PNS is PNS’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines PNS’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

PNS Cash Flow Margin Rank	Unit Value
#1	$150
#2	$100
#3	$50
Below #3	$0

For the 2007–2010 and 2009–2012 award cycles, the PNS formula provides that payout value will be increased by $12.50 for each of the four years during the award cycle in which PNS’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than the nearest competitor among the peer companies.

The formula for 2009-2012 also provides that the payout value will be reduced by 50% if PNS does not produce operating income in one of the four years during the award cycle. If PNS does not produce operating income for two years in the cycle, there will be no payout under the plan. For the 2007-2010 cycle, PNS’s cash flow ranked second overall for the four-year period, resulting in a payout value of $100 per unit.

The performance measure used for Kaplan under the 2007–2010 cycle is cumulative operating income during the four-year period, excluding Kaplan stock compensation expense. For the 2007-2010 cycle, Kaplan cumulative operating income resulted in a payout value of $200 per unit. The performance measure used for Kaplan under the 2009–2012 cycle is operating income in 2011 and 2012, excluding Kaplan stock compensation expense.

Performance units for the 2007-2010 cycle were valued at $124 per unit based on the established performance measures. Due to a combination of poor operating results and the subsequent sale of Newsweek, zero value was ascribed to the Newsweek component of the formula for the 2007-2010 cycle. Because the performance measures that compose the valuation formula for performance units are cumulative for the measures applicable to Kaplan, the Post, Cable ONE and PNS, it is not possible to calculate with certainty any interim performance unit values mid-cycle for the 2009-2012 cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle.

Performance unit payouts for the named executive officers for the 2007-2010 cycle are included in the Summary Compensation Table in the Compensation Committee Report. Mr. Graham has requested that he receive no payment for his units in the 2007-2010 award cycle. Mr. Graham holds 9,750 units in the 2009–2012 cycle; Mr. B. Jones holds 3,000 units in the 2009–2012 cycle; Mr. H. Jones holds 5,500 units in the 2009–2012 cycle; Mr. Rosberg holds 5,500 units in the 2009–2012 cycle; and Ms. McDaniel holds 5,500 units in the 2009–2012 cycle.

Stock Options

Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders in 2003 and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% per year over four years and are exercisable for ten years from the grant date. As of the end of the Company’s 2010 fiscal year, Mr. B. Jones held options to acquire 2,000 shares of Class B Stock (1,000 granted in 2001 and 1,000 granted in 2002). Mr. H. Jones held options to acquire 5,000 shares of Class B Stock (1,000 granted in 2002, 3,000 granted in 2008 and 1,000 granted in 2010). Mr. Rosberg held options to acquire 1,000 shares of Class B Stock, granted in 2008. Ms. McDaniel held options to acquire 3,500 shares of Class B Stock (500 granted in 2001; 1,000 granted in 2003; 1,000 granted in 2004; and 1,000 granted in 2008). Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2010, Ms. McDaniel received financial and tax advice valued at $18,807.

Retirement Benefits

Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

Corporate employees hired on or after September 1, 2009, are entitled to participate in the “cash balance” retirement program. Corporate employees hired prior to September 1, 2009, including all named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90, receive an annual pension equal to 1.75% of their highest average 60-month compensation annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule, with credited service limited to 30 years. An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under The TWPC Retirement Benefits Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment after age 55, but prior to age 65, and who had ten years of service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

The Company matches dollar for dollar up to 3% on compensation permitted by the Internal Revenue Service for corporate employees hired on or after September 1, 2009, and who participate in the 401(k) plan. The Company matches $1.30 on the dollar up to 4% on compensation permitted by the Internal Revenue Service for all corporate employees who were hired prior to September 1, 2009, and who participate in the 401(k) plan. A participant must complete an eligibility year of service to qualify for matching contributions.

The Company also maintains an unfunded SERP, which is designed to retain and recruit key executives. Participants in the SERP, including named executive officers, are selected by management as employees whom management most wants to retain because of their superior performance, and are approved by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations, and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans ($195,000 in 2011), the Company will pay the excess to him or her as a supplemental retirement benefit.

The SERP also provides key executives, including the named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations ($49,000 in 2011). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. Mr. Graham has waived his right to maintain a separate unfunded savings plan account under the SERP.

The Company also has a Deferred Compensation Plan for senior executives (including the named executive officers) comparable to similar plans at peer companies, including those in the same industries with comparable revenues. This plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable six months after separation of service or such other future date as specified by the participant at the time of election. At the end of 2010, Mr. B. Jones had a balance of $2,941,620 in deferred compensation; Mr. H. Jones had a balance of $1,248,999 in deferred compensation; Mr. Rosberg had a balance of $2,048,541 in deferred compensation; and Ms. McDaniel had a balance of $167,090 in deferred compensation. Mr. Graham does not participate in the Deferred Compensation Plan.

The retirement plans are more fully described under “Pension Benefits,” beginning on page 31.

Employment Agreements and Severance Packages

Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chairman

Lee C. Bollinger

Barry Diller

John L. Dotson Jr.

The following table shows the compensation paid by the Company during the most recent three years to the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)[1]	Option Awards ($) (e)[1]	Non-Equity Incentive Plan Com- pensation ($) (f)[2]	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (g)[3]	All Other Compen- sation ($) (h)[4]	Total ($) (i)
Donald E. Graham	2010	$400,000	–	–	–	$16,330	$12,740	$429,070
Chairman of the Board and Chief Executive Officer	2009	400,000	–	–	–	60,257	12,740	472,997
	2008	400,000	–	–	$400,000	–	11,960	811,960
Boisfeuillet Jones, Jr.	2010	690,000	–	–	1,160,400	67,291	41,505	1,959,196
Vice Chairman	2009	678,300	$165,280	–	204,000	378,635	41,131	1,467,346
	2008	678,300	–	–	340,151	354,184	39,142	1,411,777
Hal S. Jones	2010	635,000	–	$106,700	918,600	498,468	37,970	2,196,738
Senior Vice President – Finance and Chief Financial Officer	2009	600,000	165,280	–	300,000	530,001	35,930	1,631,211
Gerald M. Rosberg	2010	545,000	–	–	1,181,300	588,911	42,740	2,357,951
Senior Vice President – Planning and Development	2009	515,000	165,280	–	515,000	346,530	40,863	1,582,673
	2008	515,000	725,800	79,240	306,500	342,992	36,240	2,005,772
Ann L. McDaniel	2010	530,000	–	–	1,557,300	431,879	76,629	2,595,808
Senior Vice President	2009	470,000	1,301,580	–	188,000	224,295	77,335	2,261,210
	2008	470,000	–	79,240	269,800	271,820	50,745	1,141,605

(1)

The value of the stock awards and the option awards is disclosed based on the grant date fair value. They represent the fair value amounts associated with grants made through the close of the 2010 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated.

(2)

Amounts in this column for 2010 represent payments under the 2010 annual bonus plan and the 2007-2010 Performance Unit Plan as follows: Mr. Graham requested that the compensation committee not consider for payment his performance unit award valued at $1,209,000; Mr. B. Jones – $356,400 in annual bonus and $804,000 in performance units; Mr. H. Jones – $546,600 in annual bonus and $372,000 in performance units; Mr. Rosberg – $375,300 in annual bonus and $806,000 in performance units; Ms. McDaniel – $912,500 in annual bonus and $644,800 in performance units. Amounts in this column for 2009 represent payments under the annual bonus plan. Amounts in this column for 2008 represent payments under the annual bonus plan and the 2005–2008 Performance Unit Plan as follows: Mr. Graham – $400,000 in performance units; Mr. B. Jones – $72,401 in annual bonus and $267,750 in performance units; Mr. Rosberg – $100,000 in annual bonus and $206,500 in performance units; and Ms. McDaniel – $63,300 in annual bonus and $206,500 in performance units.

(3)	There were no above-market or preferential earnings on compensation that are deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when they are first unreduced and were discounted to the date as of which they were determined (either 12/31/2010 or 12/31/2009). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 66 (12/31/2010); and age 65 (12/31/2009)
B. Jones:	age 64 (12/31/2010); and age 63 (12/31/2009)
H. Jones:	age 63 (12/31/2010 and 12/31/2009)
Rosberg:	age 65 (12/31/2010 and 12/31/2009)
McDaniel:	age 59 (12/31/2010 and 12/31/2009)

Benefits in 2010 are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. Graham – $48,438 Retirement Plan and ($32,108) the SERP; Mr. B. Jones – $49,699 Retirement Plan and $17,592 the SERP; Mr. H. Jones – $127,140 Retirement Plan and $371,328 the SERP; Mr. Rosberg – $114,468 Retirement Plan and $474,443 the SERP; and Ms. McDaniel – $159,481 Retirement Plan and $272,398 the SERP. The values of Mr. Graham’s total pension plan benefits and Retirement Plan for Washington Post Companies benefits both increased between 12/31/2009 and 12/31/2010 due to the change in discount rate from 6.0% (12/31/2009) to 5.6% (12/31/2010). Mr. Graham’s Retirement Plan for Washington Post Company benefits increased due to the increase in qualified pay limits between 12/31/2009 and 12/31/2010 while his total pension plan benefits remained constant due to his previously having attained the maximum plan service and unreduced benefit age, and the fact that his total pensionable pay has not increased.

(4)	For 2010, the amounts presented include the information in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Dividends Not Factored in Grant Date Fair Value of Equity Awards ($) (e)[2]	Total ($) (f)
Donald E. Graham	–	$12,740	–	–	$12,740
Boisfeuillet Jones, Jr.	–	12,740	$23,140	$5,625	41,505
Hal S. Jones	–	12,740	20,280	4,950	37,970
Gerald M. Rosberg	–	12,740	15,600	14,400	42,740
Ann L. McDaniel	$18,807	12,740	14,820	30,262	76,629

(1)	The amount represents financial planning services provided by the Company.

(2)	The amounts represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan.

The following table provides information on awards made under the Company’s Incentive Compensation Plan to each of the named executive officers in 2010. The types of awards granted in 2010 include annual incentive and restricted stock awards:

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Non- equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards, if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
			Threshold (d)	Target (e)	Max (f)	Threshold (g)	Target (h)	Max (i)
Donald E. Graham	–	–	–	–	–	–	–	–	–	–	–	–	–
Boisfeuillet Jones, Jr.
Annual Incentive[1]	–	–	$103,500	$207,000	$362,250	–	–	–	–	–	–	–	–
Hal S. Jones
Annual Incentive[1]	–	–	158,750	317,500	555,625	–	–	–	–	–	–	–	–
Stock Options[2]	12/07/10	–	–	–	–	–	–	–	–	1,000	$395.68	$394.20	$106,700
Gerald M. Rosberg
Annual Incentive[1]	–	–	109,000	218,000	381,500	–	–	–	–	–	–	–	–
Ann L. McDaniel
Annual Incentive[1]	–	–	265,000	530,000	927,500	–	–	–	–	–	–	–	–

(1)

Amounts presented are the threshold, target and maximum payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee set the performance-based goals for the purpose of the annual incentive awards to be paid for fiscal year 2010. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 175% of the target. In the event that the goals set by the Compensation Committee are not attained, no amount would be paid.

(2)	Stock options granted by the Company vest 25% per year over a four-year period.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements. Consistent with its policy, the Company has not entered into any employment agreements with, or guaranteed severance packages to, any of the named executive officers.

Annual Bonus/Incentive. Both tables show the annual bonus component under the Company’s Incentive Compensation Plan. See the Compensation Discussion and Analysis for further details on the annual bonuses.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2008, 2009 and 2010 on the date of grant. Restricted Stock generally vests four years from the date of grant, subject to continued employment. There were no restricted shares granted to the named executive officers in 2010.

Performance Units. The Summary Compensation Table includes amounts earned for Performance Units granted under the 2007–2010 award cycle. The Compensation Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. See the Compensation Discussion and Analysis for further details on Performance Units.

Stock Options. The value of the stock option awards shown in the Summary Compensation Table represents options granted under the Company’s Stock Option Plan. The options vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant. The Grants of Plan-Based Awards Table reflects the number of options granted under the Plan in 2010 and the fair value of the awards on the date of grant.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on January 2, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards[2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)[3]
Donald E. Graham	–	–	–	–	–	–	–	–	–
Boisfeuillet Jones, Jr.	1,000	–	–	$517.21	12/10/2011	625	$274,688	–	–
	1,000	–	–	729.00	12/04/2012	–	–	–	–
Hal S. Jones[4]	1,000	–	–	729.00	12/04/2012	550	241,725	–	–
	1,000	1,000	–	651.91	05/12/2018	–	–	–	–
	500	500	–	368.56	12/15/2018	–	–	–	–
		1,000		395.68	12/07/2020	–	–	–	–
Gerald M. Rosberg	500	500	–	368.56	12/15/2018	1,600	703,200	–	–
Ann L. McDaniel	500	–	–	517.21	12/10/2011	1,300	571,350	–	–
	1,000	–	–	816.05	12/02/2013	–	–	–	–
	1,000	–	–	953.50	12/13/2014	–	–	–	–
	500	500	–	368.56	12/15/2018	–	–	–	–

(1)

Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant. The following are the vesting dates of outstanding options granted to the named executive officers:

Boisfeuillet Jones, Jr.	1,000	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/04/2003 to 12/04/2006 – fully vested

Hal S. Jones	1,000	12/04/2003 to 12/04/2006 – fully vested
	2,000	05/12/2009 to 05/12/2012 – 1,000 vested; 1,000 not vested
	1,000	12/15/2009 to 12/15/2012 – 500 vested; 500 not vested
	1,000	12/07/2011 to 12/07/2014 – 1,000 not vested

Gerald M. Rosberg	1,000	12/15/2009 to 12/15/2012 – 500 vested; 500 not vested

Ann L. McDaniel	500	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/02/2004 to 12/02/2007 – fully vested
	1,000	12/13/2005 to 12/13/2008 – fully vested
	1,000	12/15/2009 to 12/15/2012 – 500 vested; 500 not vested

(2)

Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan as of January 2, 2011. With the exception of awards granted to Ms. McDaniel on 12/06/2007 and Mr. Rosberg on 02/26/2008, all of the awards listed below vest 100% at the end of the relevant four-year Award Cycle. The awards granted to Ms. McDaniel on 12/06/2007 and to Mr. Rosberg on 02/26/2008 were made outside of the four-year Award Cycle and will vest four years from the date of grant. The following are the vesting dates of the grants to the named executives:

Boisfeuillet Jones, Jr.	400	01/05/2013
	225	01/03/2011

Hal S. Jones	400	01/5/2013
	150	01/3/2011

Gerald M. Rosberg	400	01/05/2013
	1,000	02/26/2012
	200	01/03/2011

Ann L. McDaniel	400	01/05/2013
	750	12/06/2011
	150	01/03/2011

(3)	Calculated using the fair market value of a share of the Company’s Class B Common Stock as of 01/02/2011 ($439.50).

(4)	Mr. H. Jones was granted an award in 2007 that is valued based on the estimated fair value of Kaplan stock. The value of this award is $205,674 at 12/31/2010, and the award vests over five years.

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan for Washington Post Companies (the “Retirement Plan”), as well as the associated nonqualified plan, The Washington Post Company Supplemental Executive Retirement Plan (the “SERP”). The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules including The TWPC Retirement Benefits Schedule, the Newsweek Retirement Benefits Schedule and the Cash Balance Retirement Program. Benefits under the Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under the Retirement Plan. The SERP provides benefits that are calculated based on the formulas in the Retirement Plan, but including bonuses under the Incentive Compensation Plan, rather than just base salary and without regard to (i) the salary limitation applicable to tax-qualified plans (currently $245,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $195,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the Retirement Plan.

Retirement Plan Benefits under The TWPC Retirement Benefit Schedule

Mr. Graham, Mr. B. Jones, Mr. H. Jones, Mr. Rosberg and Ms. McDaniel are participants in The TWPC Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service (up to 30 years); reduced by (c), an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (up to 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service (up to 30 years).
•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring after age 55 with ten years of service.

Vested benefits under the Retirement Plan are payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The TWPC Retirement Benefits Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%, and at age 58 the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits under the Newsweek Retirement Benefits Schedule

A portion of Ms. McDaniel’s pension benefit was earned under the Newsweek Retirement Benefits Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.1% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150 multiplied by years of credited service (up to 30 years).

The Newsweek Retirement Benefits Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit.

Retirement Plan Benefits under the Kaplan Cash Balance Retirement Benefit Schedule

A portion of Mr. H. Jones’s pension benefit was earned under the Kaplan Cash Balance Retirement Benefits Schedule. Under this Schedule, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at a rate equal to the interest rate on one-year U.S. Treasury securities plus 1.0%. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance or, alternatively, may elect a lump sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to each of the named executive officers under the formulas outlined above, counting bonuses in addition to salary and without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the Retirement Plan provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)
Donald E. Graham	The Retirement Plan for Washington Post Companies	40	$1,290,009	–
	The Washington Post Company Supplemental Executive Retirement Plan	40	994,149

	Total Pension Plan Benefits	40	2,284,158
Boisfeuillet Jones, Jr.	The Retirement Plan for Washington Post Companies	31	1,361,288
	The Washington Post Company Supplemental Executive Retirement Plan	31	4,884,891

	Total Pension Plan Benefits	31	6,246,179
Hal S. Jones	The Retirement Plan for Washington Post Companies	21	526,276	–
	The Washington Post Company Supplemental Executive Retirement Plan	21	2,045,874

	Total Pension Plan Benefits	21	2,572,150
Gerald M. Rosberg	The Retirement Plan for Washington Post Companies	15	621,040	–
	The Washington Post Company Supplemental Executive Retirement Plan	15	1,708,163

	Total Pension Plan Benefits	15	2,329,203
Ann L. McDaniel	The Retirement Plan for Washington Post Companies	27	919,267
	The Washington Post Company Supplemental Executive Retirement Plan	27	1,456,005

	Total Pension Plan Benefits	27	2,375,272

(1)

Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2010. Mr. Graham’s and Mr. Jones’s total years of credited service are shown, even though the pension formula limits credited service to 30 years. This limitation is reflected in the calculated amounts in column (d). Ms. McDaniel has prior service with Newsweek and Mr. H. Jones has prior service with Kaplan, both of which are included in this column.

(2)

Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2010. The benefits valued for Ms. McDaniel include The Washington Post Company and Newsweek amounts. The benefits valued for Mr. H. Jones include The Washington Post Company and Kaplan Cash Balance amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2000 Fully Generational Mortality Table for males and females, and a 5.6% discount rate. The benefits valued reflect service and earnings through 12/31/2010, and are valued as payable on the date at which they are unreduced. Mr. Graham is presently eligible for normal retirement under the Retirement Plan. Mr. B. Jones, Mr. H. Jones, Mr. Rosberg and Ms. McDaniel are presently eligible for early retirement under the Retirement Plan. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage multiplied by a maximum of 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination. Amounts deferred under the Deferred Compensation Plan are payable six months following the date of termination or such other future date as specified by the participant at the time of election.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	–	–	–	–	–
Boisfeuillet Jones, Jr.	$17,800	$23,140	$215,599	–	$3,550,570
Hal S. Jones	15,600	20,280	230,602	–	1,396,085
Gerald M. Rosberg	12,000	15,600	199,309	($599,176)	2,307,247
Ann L. McDaniel	67,800	14,820	30,984	–	351,993

(1)

Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. B. Jones – $17,800 to the SERP; Mr. H. Jones – $15,600 to the SERP; Mr. Rosberg – $12,000 to the SERP; Ms. McDaniel – $11,400 to the SERP and $56,400 to Deferred Compensation Plan.

(2)	Company matching credits to the SERP are included in column (h) in the Summary Compensation Table for fiscal year 2010.

(3)

Amounts in this column represent investment gains to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment elections as follows: Mr. B. Jones – $57,210 to the SERP and $158,389 to Deferred Compensation Plan; Mr. H. Jones – $18,545 to the SERP and $212,057 to Deferred Compensation Plan; Mr. Rosberg – $41,488 to the SERP and $157,821 to Deferred Compensation Plan; Ms. McDaniel – $25,623 to the SERP and $5,361 to Deferred Compensation Plan. These earnings are not included in the Summary Compensation Table; investments credits reflect market performance of investment indexes selected by the named executive officer.

(4)	Amounts in this column represent payments from the SERP and the Deferred Compensation Plans as follows: Mr. Rosberg – $599,176 from Deferred Compensation Plan.

(5)

Amounts in this column represent balances at December 31, 2010, for the SERP and Deferred Compensation Plan as follows: Mr. B. Jones – $608,950 in the SERP and $2,941,620 in deferred compensation; Mr. H. Jones – $147,086 in the SERP and $1,248,999 in deferred compensation; Mr. Rosberg – $258,706 in the SERP and $2,048,541 in deferred compensation; Ms. McDaniel – $184,903 in the SERP and $167,090 in deferred compensation. The following amounts were previously reported as compensation to the named executives in the Salary column of the Summary Compensation Table for 2007, 2008 and 2009: Mr. B. Jones – $35,264 in SERP employee contributions, Mr. H. Jones – $14,200 in SERP employee contributions, Mr. Rosberg – $33,200 in SERP employee contributions and Ms. McDaniel – $27,200 in SERP employee contributions. Additionally, the following amounts were previously reported as compensation to the named executives in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2007, 2008 and 2009: Mr. Rosberg – $797,000 in deferred compensation and Ms. McDaniel – $160,678 in deferred compensation. In 2007, 2008 and 2009, the Company’s contributions to the SERP were reported in the All Other Compensation column of the Summary Compensation Table as follows: Mr. B. Jones – $45,844, Mr. H. Jones – $18,460, Mr. Rosberg – $43,160 and Ms. McDaniel – $35,360.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are four non-employee members of the Board on the Audit Committee: Christopher C. Davis, John L. Dotson Jr., Thomas S. Gayner, who serves as Chairman of the Audit Committee, and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and committee fees, (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2010 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2010, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate its responsibilities to preapprove services performed by the independent auditor to management. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $3,430,100 in 2010 and $3,502,000 in 2009, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $42,500 in 2010 and $26,500 in 2009, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $1,105,100 in 2010 and $934,400 in 2009, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for a finance and accounting research tool provided by PricewaterhouseCoopers LLP were $10,100 in 2010 and $7,600 in 2009.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2011, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

John L. Dotson Jr.

G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed full time as Editor-at-Large at The Washington Post. She received $230,769 in compensation in her role as Editor-at-Large at Newsweek in the first three quarters of 2010 and $75,000 in compensation in her role as Editor-at-Large at The Washington Post in the last quarter of 2010. Her base salary is currently $300,000.

Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, is Publisher of The Washington Post newspaper and Chief Executive Officer of Washington Post Media. In 2010, Ms. Weymouth was paid $537,000 in base salary and received a bonus of $483,750 based on the achievement of pre-established 2010 performance goals. In addition, Ms. Weymouth received $1,053,441 based on achieving pre-established goals under the WP Media Three-Year Long-Term Incentive Plan and a payment of $72,000 for her 2,400 vested Performance Units in the 2007-2010 Award Cycle. She currently has 6,000 Performance Units from the 2009–2012 Award Cycle, 5,000 shares of Restricted Stock in the 2011-2014 cycle, 1,000 shares of Restricted Stock in the 2009–2012 cycle, and an additional 1,500 shares of Restricted Stock, which were granted in December 2009 with 100% vesting after four years. She also has 7,000 Stock Options, which vest 25% each year over four years; currently, 3,500 options have vested. Effective April 1, 2011, Ms. Weymouth’s base salary will increase to $625,000. The Company has also nominated Ms. Weymouth to serve on the Board of Directors this year. As an employee-Director, she is ineligible for compensation for her service on the Board for 2011.

Laura O’Shaughnessy, the daughter of Mr. Donald E. Graham, is employed full time as President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company. Mrs. O’Shaughnessy’s base salary for 2011 is $150,000 and she received a bonus of $40,000 based on 2010 performance goals.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2011. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2010 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting

and

Proxy Statement

2011

THE WASHINGTON POST COMPANY
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy Card – Class A Common

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2 and every 1 Year for Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lee C. Bollinger	☐	☐	02 - Barry Diller	☐	☐	03 - Thomas S. Gayner	☐	☐
04 - Donald E. Graham	☐	☐	05 - Ronald L. Olson	☐	☐	06 - G. Richard Wagoner, Jr.	☐	☐

07 - Katharine Weymouth	☐	☐

		For	Against	Abstain
2.	Say on Pay - Advisory vote on executive compensation.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain

3.	Say When on Pay - Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

	1 U P X	+
01AIMC

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Stockholders to be held on May 12, 2011.

The Proxy Statement and the Annual Report to Stockholders are available on

www.washpostco.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

Class A Common Stock

Annual Meeting of Stockholders – May 12, 2011

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 12, 2011, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

THE WASHINGTON POST COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 11, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

  •   Call toll free 1-800-652-VOTE (8683) within the

USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •   Follow the instructions provided by the  recorded

message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class B Common

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+
01 - Christopher C. Davis	☐	☐	02 - John L. Dotson Jr.	☐	☐	03 - Anne M. Mulcahy	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

¡		3 0 D V	+
01AINB

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 12, 2011.

The Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

The Washington Post Company

Class B Common Stock

Annual Meeting of Stockholders – May 12, 2011

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 12, 2011, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 11, 2011 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.